SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

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                           STILLWATER MINING COMPANY
             --------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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               As filed with the Commission on November 20, 2002

FOR IMMEDIATE RELEASE

                               November 20, 2002


NORILSK NICKEL TO INVEST $341 MILLION IN STILLWATER MINING IN
EXCHANGE FOR MAJORITY INTEREST

COLUMBUS, MONTANA, November 20, 2002 - Stillwater Mining Company (NYSE:SWC) and MMC Norilsk Nickel jointly announced today, the signing of definitive agreements whereby Norilsk Nickel will acquire a 51% majority ownership in Stillwater through the issuance of 45.5 million newly issued shares of Stillwater common stock in exchange for $100 million cash and approximately 876 thousand ounces of palladium, valued at $241 million based on the November 19, 2002, London PM fix. Under the agreement Norilsk Nickel will also commence a cash tender offer within 30 days of the closing to acquire additionally up to 10% of the currently outstanding shares of Stillwater at a price of $7.50 per share if the Stillwater share price is below $7.50 per share during the 15 trading days after closing, which additional share purchase would increase Norilsk Nickel's ownership in Stillwater to approximately 56%.

The total investment by Norilsk Nickel will be approximately $341 million, which represents a value of $7.50 for each Stillwater share. Stillwater shares closed on November 19, 2002 on the New York Stock Exchange at $7.48. After completion of the transaction Stillwater's total outstanding shares will be
89.1 million common shares.

Stillwater expects to market the palladium received at closing over time, depending upon market conditions and the ability to place the metal pursuant to new long-term contracts. In addition Stillwater and Norilsk Nickel will negotiate an agreement, to be entered into within six months after closing, whereby Stillwater will purchase at least one million ounces of palladium annually from Norilsk Nickel for subsequent resale to Stillwater customers pursuant to long-term marketing contracts.

The Board of Directors of Stillwater has unanimously approved the investment by Norilsk Nickel. The transaction is subject to a number of conditions, including the approval of Stillwater shareholders, satisfactory amendment of Stillwater's $250 million Credit Facility with a syndicate of lenders, the expiration of the Hart-Scott-Rodino antitrust waiting period and other customary approvals. Stillwater expects that the cash proceeds from the transaction will be used, among other things, to reduce bank debt and for general corporate purposes including the possible expansion of its East Boulder Mine. The transaction is anticipated to close in the first half of 2003.

Stillwater's Chairman and Chief Executive Officer, Francis R. McAllister said, "This agreement provides a unique opportunity for a Russian company to partner with a U.S. company and we firmly believe that the Norilsk Nickel affiliation will have a positive long-term effect for Stillwater and its shareholders. Further, the definitive agreements, which contemplate an arrangement whereby Stillwater will purchase and sell metal produced by Norilsk Nickel, will improve physical and contractual access to palladium for our customers in this hemisphere from the world's most important producer. In addition, Norilsk Nickel contributes much needed capital to permit Stillwater to optimize its operations, continue to develop the J-M Reef and to again consider its expansion opportunities. Thus, the arrangement is not only in the best interest of our shareholders, but the arrangement is also structured to be in the economic best interest of both companies and our customers. Stillwater's high quality reserves and operations complement Norilsk Nickel's expertise in mining, its strong financial position and its market presence such that it will add long-term value to Stillwater. We are convinced that this arrangement will enable us to expand the distribution of palladium while increasing Stillwater's profitability."

Mr. McAllister continued, "The prospective investment by Norilsk Nickel is welcomed and has been unanimously approved by the Stillwater Board of Directors. The transaction comes at the culmination of a challenging year for Stillwater. The combined effects of lower PGM prices during the last year and the necessity to substantially reduce the Company's production targets have placed pressures upon Stillwater's capital structure. The Company has sought to respond to these changes, but liquidity and production issues have forced us to seek several bank amendments. Further, while the production and labor issues experienced in the third quarter are largely behind us, production in the fourth quarter lags our projections. We believe the opportunity to partner with a strong and knowledgeable participant in the PGM markets is in the best interest of Stillwater's shareholders and customers."

Mr. McAllister said that the agreements contain provisions requiring a continuing presence on the Stillwater Board of independent "public directors" to represent the public shareholders. In addition, the Stillwater Board of Directors will be composed of a majority of independent directors. Assuming the full purchase of shares in the tender offer, Norilsk Nickel would own approximately 56% of Stillwater's outstanding shares. The definitive agreements provide that Norilsk Nickel would not be able to increase its ownership above that level without the prior approval of a majority of the public independent directors.

Chief Executive Officer of MMC Norilsk Nickel, Mr. Prokhorov stated, "The transaction has been approved by the Board of Directors of Norilsk Nickel. We are extremely pleased and look forward to a rewarding relationship with Stillwater. We have enormous respect for Stillwater and its management. This is our first investment in North America and we intend to make it a success."

Mr. Prokhorov further added, "Having experienced a difficult year for the palladium market we consider this arrangement as an essential step toward reestablishing the credibility of that market. Given the extensive mining resources of Norilsk Nickel and the outstanding customer relations of Stillwater, this transaction will allow us to increase the reliability and supply of palladium to the North American market. This transaction alone will substantially remove the overhang of palladium accumulated by Norilsk Nickel during 2002 and will immediately secure an increased supply of palladium to customers. We are confident that this transaction is in the best interest of our shareholders and customers."

Stillwater's financial advisor is J.P. Morgan Securities Inc. Norilsk Nickel is advised by UBS Warburg LLC.

Based in Columbus, Montana, Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Incorporated in 1992, Chevron and Manville each owned 50% of Stillwater. In 1994, the Company redeemed Chevron's 50% and completed an initial public offering reducing Manville's ownership to 27%. Subsequently, Manville sold its remaining ownership to institutional investors. The Company had proven and probable reserves at year-end 2001 of 25 million ounces of PGMs and has estimated PGM production of 640,000 ounces in 2002 rising to more than 700,000 ounces in 2004. Total cash costs for the first nine months of 2002 were $279 an ounce. More information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Norilsk Nickel is one of the world's leading mining companies and is the world's largest producer of nickel and palladium. Norilsk Nickel is also one of the leading suppliers of copper, cobalt, gold, platinum and other platinum group metals to the world markets. In 2001, Norilsk Nickel recorded net profit of US$469 million (excluding extraordinary financing gains) on revenues of US$4,378 million. More information on MMC Norilsk Nickel can be found at its Web site: www.nornick.ru.

                              __________________

Stillwater Mining Company will host a conference call at 10:00 am EST, November 21, 2002. The conference call dial-in number is 888-276-0010 (US) and 612-332-0932 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Management Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 661943, for a limited time.

MMC Norilsk Nickel will host a conference call at 20:00 Moscow time (12:00 noon EDT, November 21, 2002. The conference call dial-in number is 888-276-0005 (US) and 651-224-7558 (International). To access the presentation for the conference call on the Company's Web site go to "Presentation" under "To Shareholders Section" and click on the link to the conference call. A replay of the conference call will be available by telephone replay, dial-in number 800-475-6701(US) and (International), 320-365-3844, access code
661294, for a limited time.

                           _________________________

This announcement is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Stillwater. At the commencement of the tender offer, the tender offer statement will be filed by MMC Norilsk Nickel and its wholly-owned subsidiary with the Securities and Exchange Commission (SEC) on Schedule TO, and the solicitation/recommendation statement will be filed by Stillwater with the SEC on Schedule 14D-9. Investors and security holders are advised to carefully read these materials when they become available, as they will contain important information on deciding whether to tender their shares, as well as on the process for tendering shares. When available, investors and security holders may obtain these and other documents filed by Norilsk Nickel and Stillwater free of charge from either company or from the SEC's web site at http://www.sec.gov.

                              __________________


Stillwater Mining Company (the "Company") and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction among the Company, MMC Norilsk Nickel and Norimet Limited (the "Transaction"). The participants in such solicitation may include the Company's executive officers and directors, none of whom own in excess of 1% of the Company's common stock. Further information regarding persons who may be deemed participants will be available in the Company's proxy statement to be filed with the Securities and Exchange Commission in connection with the Transaction.

This press release is not a proxy statement. The Company has not yet filed a proxy statement in connection with the solicitation of proxies relating to the proposed Transaction. Stockholders of the Company will receive such a statement and a proxy card in connection with the solicitation. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting James A. Sabala, Vice President and Chief Financial Officer, Stillwater Mining Company, P.O. Box 1330 536 E. Pike Avenue, Columbus, MT 59019.

                              __________________

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially from projected results. Such forward-looking statements include comments regarding achieving production goals, supply and demand and market prices for palladium and platinum and the potential effect of lower prices. Factors that could cause actual results to differ materially include price volatility of palladium and platinum, the operational and financial difficulties of commencing and sustaining commercial operations at a new mine, risk of cost overruns, inaccurate forecasts, problems with productivity, unexpected events during expansion or development, fluctuations in ore grade, tons mined, crushed or milled, economic and political events affecting supply and demand for platinum and palladium, ability to access bank or other financing, economic developments affecting the capital markets, dependence on a few customers, labor difficulties, inadequate insurance coverage, government regulations, property title uncertainty, amounts and prices of the Company's forward metals sales under hedging and supply contracts, complexity of processing platinum group metals, difficulty of estimating reserves accurately, geological, technical, mining or processing problems, and availability and cost of electricity. These and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Descriptions of events relating to the palladium and platinum markets are not intended to be complete, and readers are advised to obtain their own information and advice regarding commodities markets. The Company disclaims any obligation to update forward-looking statements.